Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637
May 10, 2017	Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Nissan Wholesale Receivables Corporation II

Nissan Motor Acceptance Corporation

Nissan Master Owner Trust Receivables

One Nissan Way

Franklin, Tennessee 37067

Re:	Nissan Wholesale Receivables Corporation II
Nissan Motor Acceptance Corporation
Nissan Master Owner Trust Receivables
Registration Statement on Form SF-3
Registration No. 333-210906

Ladies and Gentlemen:

We have acted as special federal tax counsel to Nissan Wholesale Receivables Corporation II (the “Company”), a Delaware corporation and wholly-owned limited purpose subsidiary of Nissan Motor Acceptance Corporation, a California Corporation (“NMAC”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) and the offering of the Nissan Master Owner Trust Receivables Series 2017-A Notes (the “Notes”) described in the prospectus dated May 8, 2017 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Nissan Master Owner Trust Receivables, a Delaware statutory trust (the “Issuing Entity”) formed by the Company pursuant to the Trust Agreement, dated as of May 13, 2003, as amended and restated by the Amended and Restated Trust Agreement, dated as of July 24, 2003, and as further amended and restated as of October 15, 2003, by and between the Company and Wilmington Trust Company, a Delaware banking corporation, as Owner Trustee (“Trust Agreement”). The Notes will be issued pursuant to the Indenture, dated as of October 15, 2003, between the Issuing Entity and U.S. Bank National Association, as indenture trustee, as supplemented by an indenture supplement (the “Indenture Supplement”) between the Issuing Entity and the Indenture Trustee (as defined in the related Indenture Supplement). Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Prospectus.

In that regard, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus and, current drafts of the Underwriting Agreement and Indenture Supplement (including the form of Notes included as an

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Mayer Brown LLP

Nissan Wholesale Receivables Corporation II

Nissan Motor Acceptance Corporation

Nissan Master Owner Trust Receivables

May 10, 2017

exhibit thereto). In addition, we have assumed that the Underwriting Agreement and Indenture Supplement with respect to the Notes is executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under such document in fact occur in accordance with the terms thereof.

Based on the foregoing, we hereby confirm and adopt the opinions set forth in the Prospectus (to the extent they relate to federal income tax consequences) under the captions “Summary of Terms—Tax Status” and “Material Federal Income Tax Consequences”.

The opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions.

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (“IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the IRS.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Mayer Brown LLP

Nissan Wholesale Receivables Corporation II

Nissan Motor Acceptance Corporation

Nissan Master Owner Trust Receivables

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to the use of this opinion for filing of this opinion with the Commission as Exhibit 8.1 to a Form 8-K filed in connection with the Prospectus, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP